Exhibit 10.1

RETROCESSION CONTRACT

(hereinafter referred to as the “Contract”)

issued to

BLUE WATER RE LTD., Hamilton, Bermuda

(hereinafter referred to as the “Reinsured”)

by

BLUE CAPITAL RE LTD.

 (hereinafter referred to as the “Reinsurer”)

ARTICLE 1

CLASS OF BUSINESS

This Contract is in respect of (i)  ceded reinsurance business written by the Reinsured and (ii) allocated to the Reinsurer in accordance with its underwriting guidelines (hereinafter referred to as the ‘Original Reinsurance Contracts’).

ARTICLE 2

TREATY DETAIL

The Reinsured has the option to cede to the Reinsurer and the Reinsurer obligates itself to accept by way of reinsurance up to100% cession of the Reinsured’s participation in the Original Reinsurance Contracts detailed under Class of Business hereunder.

It is agreed that the liability of the Reinsurer shall commence and cease simultaneously with that of the Reinsured and that the Reinsurer shall be subject to the same conditions of the Original Reinsurance Contracts and shall follow the fortunes of the Reinsured in respect of all business ceded hereunder, subject to the terms of this Contract.

In the event of a claim under an Original Reinsurance Contract before such cession has been declared within the applicable monthly account, such Original Reinsurance Contract will be considered as covered hereunder based upon the established practice of the Reinsured in ceding business of a similar type or with a similar internal coding.

ARTICLE 3

COMMENCEMENT AND TERMINATION

This Contract shall become effective at January 1, 2014 and shall apply in respect of ceded Original Reinsurance Contracts attaching, incepting, renewing or having an anniversary date on and after such date, any time zone.

This Contract shall remain in force for an indefinite period but may be cancelled by either party, subject to three (3) months’ prior notice of cancellation in writing to the other party and to expire 31st December in any year.

In the event of the cancellation of this Contract all business covered hereunder shall run until its natural expiry.

ARTICLE 4

TERRITORIAL SCOPE

This Contract shall apply to all worldwide risks with respect to the Original Reinsurance Contracts.

ARTICLE 5

PREMIUM

The Reinsured will cede to the Reinsurer its proportionate share of the Original Net Premium on all Original Reinsurance Contracts covered hereunder.

The term “Original Net Premium” herein shall be defined as gross premiums received by the Reinsured for the Original Reinsurance Contracts covered hereunder, plus additional premium including any reinstatement premium (as applicable), less return premium for cancellations and reductions, less commissions, premium taxes including Federal Excise Tax (“FET”) and cascading FET and similar deductions, brokerage, profit commission, and any other acquisition costs thereunder.

ARTICLE 6

COLLATERAL

Following the execution of this Contract but prior to the Reinsured participating in an Original Reinsurance Contract, the Reinsurer shall enter into a trust agreement (the “Trust Agreement”) with Bank of New York Mellon or another mutually accepted bank or trust company (the “Trustee”) in favor of the Reinsured pursuant to which a trust account (“the Trust Account”) will be established in order to maintain a fund (the “Trust Fund”).

Prior to participating in any Original Reinsurance Contract or any renewals or extensions to any current Original Reinsurance Contract the Reinsured shall request that the Reinsurer shall deposit into the Trust Account the amount required to enable such participation or extension and the Reinsurer shall not unreasonably decline such request.

Such Trust Fund amounts may be withdrawn by the Reinsured to collateralize its obligations under the Original Reinsurance Contracts covered hereunder and therefore could be used to pay losses under such Original Reinsurance Contracts.  Any such loss payment is to be advised to the Reinsurer within 10 days of settlement.  Upon each such withdrawal, the Reinsured shall register a fixed charge over such amount(s) in favour of the Trust Fund in order to secure the Reinsurer’s right to such amounts when the collateral is released by an Original Reinsured under an Original Reinsurance Contract.

In the event that the amount deposited into the Trust Account is in excess of the amount ultimately required in respect of the Original Reinsurance Contract under consideration, such excess amount shall be returned to the Reinsurer as soon as the Reinsured becomes aware of such excess amount.

Additionally, any amounts due to either Party will be deposited into or withdrawn from the Trust Fund as the case may be by the respective Party.

In the event that the collateral being held to support the Reinsured’s participation in an Original Reinsurance Contract is being released it shall immediately be paid into the Trust Fund and shall then be appraised and paid to the Reinsurer within thirty (30) days thereafter. Such payment will detail the amount of original collateral being returned along with the breakdown of any amount surplus to the original collateral less the agreed deductions and an allowance for the cost of maintaining the Trust Agreement.  Any fixed charge on such amount shall be extinguished concurrently with such payment into the Trust Fund.

ARTICLE 7

REPORTS

The Reinsured shall furnish to the Reinsurer monthly reports of business ceded hereunder within thirty (30) days after the close of each month, showing the following:

1.                                      Original Net Premium;

2.                                      Commission;

3.                                      Paid Loss and Loss Adjustment Expense;

4.                                      Outstanding Loss and Outstanding Loss Adjustment Expense; and

5.                                      Net Balance of 1 through 3 above.

Furthermore, each monthly report shall include a bordereaux of the Original Contracts that have attached during the month under consideration which shall include the name of the Reinsured, period, limit and premium along with any amendments to the details of risks that have previously attached hereunder.

ARTICLE 8

LOSS SETTLEMENT AND LOSS ADJUSTMENT EXPENSE

The Reinsured alone and at its full discretion shall adjust, settle or compromise all claims and losses.  All such adjustments, settlements and compromises, including ex-gratia payments, shall be binding on the Reinsurer in proportion to its participation.

The Reinsured shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient; and all loss payments made shall be shared by the Reinsurer proportionately.

Furthermore, the Reinsurer shall be liable for their share of the Reinsured’s claims related Extra Contractual Obligations and claims related Excess Policy Limits Liability in accordance with the Original Reinsurance Contracts.

The Reinsurer shall be liable for its proportionate share of all expenses incurred by the Reinsured in connection with the investigation and settlement or contesting the validity of specific claims or losses or alleged losses.

ARTICLE 9

SALVAGE AND SUBROGATION

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Reinsured, less the actual cost of obtaining such reimbursement or making such recovery) on account of loss settlements hereunder. The Reinsured hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

ARTICLE 10

OFFSET

The Reinsured or the Reinsurer shall have the right to offset any balance or balances due, whether on account of premium due or on account of loss and loss adjustment expenses due from one party to the other, under the terms and conditions of this Contract.

ARTICLE 11

TAXES

Any tax imposed by any taxing authority on the Reinsurer with respect to this Agreement or on any payments made by the Reinsured to the Reinsurer under this Agreement shall be borne solely by the Reinsurer.

ARTICLE 12

NO THIRD PARTY RIGHTS

This Contract is solely between the Reinsured and the Reinsurer, and in no instance shall any third party have any rights under this Contract.

ARTICLE 13

RATES OF EXCHANGE

For the purpose of this Contract, currencies other than United States Dollars (USD) shall be converted into such currency at the rates of exchange used in the Reinsured’s books, or where there is a specific remittance for a loss settlement, at the rates of exchange used in making such remittance.

ARTICLE 14

INSPECTION

The Reinsurers, or representatives duly authorized by them, may at any time during normal office hours of the Reinsured and at a place to be mutually agreed between the parties, inspect and take copies of such of the Reinsured’s records and documents which relate to business covered under this Contract. It is agreed that the Reinsurers’ right of inspection shall continue as long as either party has a claim against the other arising out of this Contract or whilst any liability remains hereunder.

ARTICLE 15

ERRORS AND OMISSIONS

Any inadvertent error or omission on the part of either the Reinsured or the Reinsurers shall not relieve either party from any liability which would have attached to this Contract and such error or omission shall be rectified immediately upon discovery. Nevertheless, nothing in this Clause shall be held to override any of the terms and conditions of this Contract and no liability shall be imposed on either party greater than would have attached hereunder if the error or omission had not occurred.

ARTICLE 16

DISPUTE RESOLUTION

(a) General

Subject to the provisions of paragraph (d) below, the High Court of England and Wales (Commercial Court) shall have exclusive jurisdiction to hear and determine any dispute arising out of or in connection with this Reinsurance Contract in accordance with the law of England and Wales.

(b) Negotiation

The Parties agree that if any disputes or differences of whatever nature arise between them in connection with this Reinsurance Contract they will promptly use reasonable endeavors, acting in good faith, to attempt to negotiate a resolution of the dispute.

If necessary, the dispute should be referred to those within the Parties’ respective organizations with authority to resolve the dispute.  The Parties agree to negotiate where appropriate but mutually acknowledge that neither party is inhibited from seeking mediation or proceeding to protect their interests by formal action should they conclude that negotiation will not prove an effective means of resolving such disputes or differences.

(c) Mediation

If any dispute or difference, of whatever nature, arises out of this Reinsurance Contract the parties agree to consider settlement of it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure.  To initiate the mediation a party must give notice in writing (“ADR Notice”) to the other party(ies) to the dispute requesting a mediation.  The party in receipt of the ADR Notice must respond within seven (7) days advising whether they are willing to attempt to settle in mediation and if not when, if at all, they might be ready to do so.  If it is agreed that mediation will take place the identity of the Mediator will be agreed between the parties by exchange of a list of three names; the parties shall agree one of those so named.  In default of agreement between the parties as to the identity of the Mediator within twenty-one (21) days of the ADR Notice being given the Mediator will be appointed by The President of the London Court of International Arbitration from the six (6) names submitted.

(d) Arbitration

Provided that any dispute (for whatever amount) does not involve an application for rescission of this Reinsurance Contract and the monetary value of the dispute does not exceed USD 100,000 hereon, at the request of either Party all disputes or differences arising under or in connection with this Reinsurance Contract (if not resolved by negotiation or mediation as provided for in paragraphs (b) and (c) above) shall be referred to arbitration.

The seat of the arbitration shall be in London and the arbitration shall be conducted in the English language

The dispute shall be decided by a sole Arbitrator who shall deliver his or her written and reasoned Award (unless agreed otherwise by all Parties) not later than thirty (30) days after the hearing has taken place or the arbitration procedure concluded, whichever is earlier.

The sole Arbitrator shall be a neutral and disinterested Queen’s Counsel in the UK with not less than ten (10) years’ experience of reinsurance disputes within the international reinsurance industry or an independent, neutral and disinterested lawyer serving the international reinsurance industry, with comparable experience.

The sole Arbitrator shall be appointed by agreement between the parties within fourteen (14) days of receipt by one party of a written notice of demand for arbitration from the other party.  Absent agreement between the parties upon the identity of the sole Arbitrator within fourteen (14) days the Arbitrator shall be appointed as soon as possible by reference to the Head of the Commercial Court, High Court of Justice, London from a panel of six (6) suitably qualified potential arbitrators (who have confirmed they are able and willing to act promptly in the resolution of the dispute) with three (3) names being put forward by each party and the list of six (6) names being jointly submitted to the Appointer without disclosure of the nominating party.

The Arbitrator may in his or her sole discretion make such order and directions as he or she considers to be necessary for the final determination of the matters in dispute.  In accordance with a timetable to be agreed (but not to exceed one hundred twenty (120) days duration) each party shall serve position statements not to exceed thirty (30) pages, (excluding any supporting documents).  Following exchange the sole Arbitrator shall make such additional directions for the fair and prompt resolution of the dispute within the 120 day period.  The Arbitrator shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders for directions.

ARTICLE 17

CHOICE OF LAW AND JURISDICTION

This Contract shall be governed by and is construed in accordance with the law of England and Wales in all respects.

Any dispute or matter which requires reference to a court arising out of or relating to an arbitration, or falling outside the scope of the Arbitration clause, shall be submitted to the exclusive jurisdiction of the High Court of England and Wales (Commercial Court).

ARTICLE 18

LIMITED RECOURSE AND BERMUDA REGULATIONS:

The liability of the Reinsurer for the performance and discharge of all of its obligations, however they may arise, in relation to this Contract (together “Obligations” for purposes of this Article), shall be limited to and payable solely from the proceeds of realization of the assets of the Trust Fund established in accordance with this Contract, and accordingly there shall be no recourse to any other assets of Blue Capital Re Ltd.  whether or not allocated to any other separate account or the general account of Blue Capital Re Ltd. In the event that the proceeds of realization of the assets of the Trust Fund are insufficient to meet all Obligations, any Obligations remaining after the application of such proceeds shall be extinguished, and the Reinsured undertakes in such circumstances to take no further action against the Reinsurer in respect of any such Obligations. In particular, neither the Reinsured nor any party acting on its behalf shall petition or take any steps for the winding up or receivership of the Reinsurer.

All corporate matters relating to the creation of the Reinsurer, capacity of the Reinsurer, operation and liquidation of the Reinsurer and any matters relating to the Reinsurer thereof shall be governed by, and construed in accordance with, the laws of Bermuda.

The Reinsured has had the opportunity to take advice and to obtain all such additional information that it considers necessary to evaluate the terms, conditions and risks of entering into this Contract with the Reinsurer.

Signed for and on behalf of

BLUE WATER RE LTD.

in Hamilton, Bermuda

this 31st day of December 2013

By:	/s/ ADAM SZAKMARY
Adam Szakmary

Title:	Portfolio Manager

Signed for and on behalf of

BLUE CAPITAL RE LTD.
in Hamilton, Bermuda

this 31st day of December 2013

By:	/s/ JONATHAN B. KIM
Jonathan B. Kim

Title:	Assistant Secretary